As filed with the Securities and Exchange Commission on August 20, 2015

Registration No. 333-111578

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-111578

UNDER

THE SECURITIES ACT OF 1933

Bio-Reference Laboratories, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	22-2405059
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

481 Edward H. Ross Drive, Elmwood Park, NJ	07407
(Address of Principal Executive Offices)	(Zip Code)

Bio-Reference Laboratories, Inc. 1989 Employees’ Stock Option Plan

Bio-Reference Laboratories, Inc.2000 Employee Incentive Stock Option Plan

Bio-Reference Laboratories, Inc. 2003 Employee Incentive Stock Option Plan

Bio-Reference Laboratories, Inc. Nonplan Executive and Director Options

(Full title of the plans)

Marc D. Grodman, M.D.

President & Chief Executive Officer

481 Edward H. Ross Drive

Elmwood Park, NJ 07407

(Name, address and telephone number, including area code, of agent for service)

with copies to:

Robert L. Grossman, Esq.

Ira N. Rosner, Esq.

Joshua M. Samek, Esq.

Greenberg Traurig, P.A.

333 Avenue of the Americas

Suite 4400

Miami, Florida 33131

(305) 579-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Amendment”) relates to the Registration Statement on Form S-8, Registration Statement No. 333-111578, of Bio-Reference Laboratories, Inc., a New Jersey corporation (the “Registrant”), filed with the Securities and Exchange Commission on December 29, 2003, registering the offering and sale of common stock, par value $0.01 per share, of the Registrant under the Registrant’s 1989 Employees’ Stock Option Plan, 2000 Employee Incentive Stock Option Plan, 2003 Employee Incentive Stock Option Plan and Nonplan Executive and Director Options (the “Registration Statement”).

On August 20, 2015, pursuant to the Agreement and Plan of Merger, dated as of June 3, 2015, among the Registrant, OPKO Health, Inc., a Delaware corporation (“Parent”), and Bamboo Acquisition, Inc., a New Jersey corporation (“Merger Sub”), the Registrant was merged with and into Merger Sub, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of securities pursuant to the Registration Statement. Accordingly, the Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date of this Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Elmwood Park, New Jersey, on August 20, 2015.

Bio-Reference Laboratories, Inc.

By:	/s/ Marc D. Grodman, M.D.
Name: Marc D. Grodman, M.D.
Title: President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on August 20, 2015.

Name	Title(s)

/s/ Marc D. Grodman, M.D.	President & Chief Executive Officer
Marc D. Grodman, M.D.	(Principal Executive Officer)

/s/ Nicholas Papazicos	Chief Financial Officer
Nicholas Papazicos	(Principal Financial Officer and Principal Accounting Officer)

/s/ Steven Rubin	Director
Steven Rubin

/s/ Adam Logal	Director
Adam Logal